As filed with the Securities and Exchange Commission on August 18, 2008
Registration No. 333-152913

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification Number)
The Commerce Center
211 Commerce Street
Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Terry Turner
President and Chief Executive Officer
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:

Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell the common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and the selling shareholders named in this prospectus are not soliciting offers to buy the common stock in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2008

PROSPECTUS

PINNACLE FINANCIAL PARTNERS, INC.

1,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 1,000,000 shares of common stock of Pinnacle Financial Partners, Inc. by the selling shareholders identified in this prospectus. We are not selling any shares of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of our common stock offered by this prospectus. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling shareholders against certain liabilities.

The selling shareholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNFP.” On August   , 2008, the closing sale price of the common stock on the NASDAQ Global Select Market was $      per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is          , 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	9
USE OF PROCEEDS	9
SELLING SHAREHOLDERS	9
PLAN OF DISTRIBUTION	10
EXPERTS	12
LEGAL MATTERS	12
WHERE YOU CAN FIND MORE INFORMATION	12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	13

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “company” as used in this prospectus refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle National Bank, which we sometimes refer to as the bank, our bank subsidiary or our bank. References to the “offering” refer to the sale by the selling shareholders of the shares of our common stock covered by this prospectus.

Pinnacle Financial Partners, Inc.

We are the second-largest bank holding company headquartered in Tennessee, with $4.1 billion in assets as of June 30, 2008. Incorporated on February 28, 2000, Pinnacle Financial is the parent and sole shareholder of Pinnacle National Bank. As of June 30, 2008, we had total deposits of approximately $3.15 billion and shareholders’ equity of $481.7 million.

As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We are required to file reports with the Federal Reserve Board and are subject to regular examinations by that agency. Shares of our common stock are traded on the NASDAQ Global Select Market under the trading symbol “PNFP.”

Pinnacle National Bank

Our bank, Pinnacle National Bank, is a national bank organized under the laws of the United States. At June 30, 2008, the bank was the second largest bank, based on asset size, headquartered in Tennessee, with $4.1 billion in assets. Pinnacle National Bank operates as an urban community bank serving the Nashville-Davidson-Murfreesboro-Franklin MSA, which we refer to as the Nashville MSA, and the Knoxville MSA. As an urban community bank, Pinnacle National Bank provides the personalized service most often associated with small community banks, while offering the sophisticated products and services, such as investments and treasury management, often associated with larger financial institutions. Pinnacle National Bank’s principal business is to attract deposits from the general public through its banking centers and use such deposits to fund the origination of loans. Our bank also offers investment, trust and insurance services. We contract with Raymond James Financial Service, Inc., or RJFS, a registered broker-dealer and investment adviser, to offer and sell various securities and other financial products to the public from our bank’s locations. Our bank offers, through RJFS, non-FDIC insured investment products, such as mutual funds, variable annuities, bonds and treasury securities, to assist our client’s in achieving their financial objectives. Pinnacle National Bank also maintains a trust department which provides fiduciary and investment management services for individual and institutional clients. Account types include personal trust, endowments, foundations, individual retirement accounts, pensions and custody. We have also established Pinnacle Advisory Services, Inc., a registered investment advisor, to provide investment advisory services to our clients. Additionally, Miller, Loughry & Beach Insurance & Services, Inc., a wholly-owned subsidiary of Pinnacle National Bank, acts as insurance agent, particularly in the property and casualty area, for our clients. We derive income principally from interest charged on loans, and to a lesser extent, from fees received in connection with the sale and servicing of loans and deposit services, insurance commissions and interest earned and gains realized on the sale of investments. The bank’s principal expenses are interest expense on deposits and borrowings, operating expenses, provisions for loan losses and income tax expenses.

As of June 30, 2008, Pinnacle National Bank had 33 banking offices located throughout the Nashville MSA and Knoxville MSAs and employed approximately 704 full-time equivalent employees.

Pinnacle National Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to applicable limits. Our competitors include larger, multi-state banks, commercial banks, savings and loan associations, consumer and commercial finance companies, credit unions and other financial services companies.

Our bank is subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency.

Corporate Information

Our principal executive offices are located at 211 Commerce Center, Suite 300, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

The Offering

Common stock offered by selling shareholders	1,000,000 shares
Common Stock to be outstanding after this offering	23,597,090 shares(1)
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” on page 9 of this prospectus.
Risk Factors	See the “Risk Factors” section beginning on page 3 of this prospectus, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.
NASDAQ Global Select Market symbol	PNFP

(1)	Based on the number of shares outstanding as of July 31, 2008 and excludes shares issued upon exercise of stock options and stock appreciation rights outstanding as of the date hereof or stock options and stock appreciation rights issued after the date hereof.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock in this offering. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition or operating results could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. This listing should not be considered as all-inclusive.

We are geographically concentrated in the Nashville, Tennessee MSA, and changes in local economic conditions impact our profitability.

We currently operate primarily in the Nashville, Tennessee MSA, and a significant percentage of our loan, deposit and other customers live or have operations in the Nashville MSA. Accordingly, our success significantly depends upon the growth in population, income levels, deposits and housing starts in the Nashville MSA, along with the continued attraction of business ventures to the area. Our profitability is impacted by the changes in general economic conditions in this market. Additionally, unfavorable local or national economic conditions, including deterioration in the residential real estate market, could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations.

We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

We may not be able to continue to expand into the Knoxville MSA in the time frame and at the levels that we currently expect and our projected expansion may continue to reduce our net income in 2008.

In order to continue our expansion into the Knoxville MSA, we will be required to hire a significant number of new associates and build out a branch network. We can not assure you that we will be able to hire the number of experienced associates that we need to successfully execute our strategy in the Knoxville MSA, nor can we assure you that the associates we hire will be able to successfully execute our growth strategy in that market. Because we seek to hire experienced associates, the compensation cost associated with these individuals may be higher than that of other financial institutions of similar size in the market. If we are unable to grow our loan portfolio at planned rates, the increased compensation expense of these experienced associates may negatively impact our results of operations. Because there will be a period of time before we are able to fully deploy our resources in the Knoxville MSA, our start up costs, including the cost of our associates and our branch expansion, will negatively impact our results of operations. In addition, if we are not able to expand our branch footprint in the Knoxville MSA in the time period that we have targeted, our results of operations may be negatively impacted. Execution of our growth plans in the Knoxville MSA also depends on continued growth in the Knoxville economy, and unfavorable local or national economic conditions, including deterioration in the residential real estate market, could reduce our growth rate, affect the ability of our customers to repay their obligations to us and generally negatively affect our financial condition and results of operations.

Our continued growth may require the need for additional capital and further regulatory approvals which, if not obtained, could adversely impact our profitability and implementation of our current business plan.

To continue to grow, we will need to provide sufficient capital to Pinnacle National Bank through earnings generation, additional equity or trust preferred offerings or borrowed funds or any combination of these sources of funds. For certain amounts or types of indebtedness, we may be required to obtain certain regulatory approvals beforehand. Should our growth exceed our expectations, we may need to raise additional capital over our projected capital needs. However, our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand and grow our operations could be materially impaired. Additionally, our current plan involves increasing our branch network, which will require capital expenditures. Our expansion efforts will likely also require certain regulatory approvals. Should we not be able to obtain such approvals or otherwise not be able to grow our asset base, our ability to attain our long-term profitability goals will be more difficult.

We have a concentration of credit exposure to borrowers in certain industries and we also target small to medium-sized businesses.

At June 30, 2008, we had significant credit exposures to borrowers that are involved in leasing nonresidential buildings; in leasing residential buildings; in subdivision development; in the trucking industry; and new single family housing construction. If any of these industries experience an economic slowdown and, as a result, the borrowers in these industries are unable to perform their obligations under their existing loan agreements, our earnings could be negatively impacted, causing the value of our common stock to decline.

Additionally, a substantial focus of our marketing and business strategy is to serve small to medium-sized businesses in the Nashville and Knoxville MSAs. As a result, a relatively high percentage of our loan portfolio consists of commercial loans primarily to small to medium-sized business. At June 30, 2008, our commercial and industrial loans accounted for approximately 29% of our total loans. During periods of economic weakness, small to medium-sized businesses may be impacted more severely and more quickly than larger businesses. Consequently, the ability of such businesses to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact, our results of operations and financial condition.

With our acquisitions of Cavalry and Mid-America, we significantly increased our real estate construction and development loans, which have a greater credit risk than residential mortgage loans.

As a result of the acquisitions of Cavalry and Mid-America, construction and development lending is a more significant portion of our loan portfolio than it was prior to these acquisitions. The percentage of construction and land development loans in our bank subsidiary’s portfolio increased to approximately 20.9% of total loans at June 30, 2008, from 19.4% at March 31, 2008 and 21.2% and 16.9% at December 31, 2007 and 2006, respectively. This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful operation of the related real estate project. Consequently, these loans are more sensitive to adverse conditions in the real estate market or the general economy. These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be difficult to dispose of in a market decline. Additionally, Pinnacle National Bank may experience significant construction loan losses because independent appraisers or project engineers inaccurately estimate the cost and value of construction loan projects. Also, in the event of a general economic downturn in the construction industry, our results of operations may be adversely impacted, and our net book value may be reduced.

We may not be able to successfully integrate Mid-America’s operations with ours or realize the anticipated benefits of our merger with Mid-America.

The merger of Mid-America with and into Pinnacle Financial involved the combination of two bank holding companies that previously have operated independently and in the case of Mid-America, two separate bank subsidiaries that operate separate from one another. A successful combination of the operations of the three bank subsidiaries will depend substantially on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We may not be able to combine our operations with the operations of Mid-America without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	loan and deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit our successful integration with Mid-America.

Further, we entered into the merger agreement and consummated the merger with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether we integrate Mid-America and its bank subsidiaries in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in a reduction in the price of our shares as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact our business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

We have incurred significant costs integrating Mid-America and expect to incur additional costs during the remainder of 2008.

We have incurred significant costs associated with combining our operations with those of Mid-America and expect to incur additional costs during the remainder of 2008 related to integration. Additional unanticipated costs may be incurred in the integration of our business with the business of Mid-America. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

If loan customers with significant loan balances fail to repay their loans according to the terms of these loans, our earnings would suffer. We make various assumptions and judgments about the probable losses in our loan portfolio, including the creditworthiness of our borrowers and the value of any collateral securing the repayment of our loans. We maintain an allowance for loan losses in an attempt to cover our estimate of the probable losses in our loan portfolio. In determining the size of this allowance, we rely on an analysis of our loan portfolio based on volume and types of loans, internal loan classifications, trends in classifications, volume and trends in delinquencies, nonaccruals and charge-offs, national and local economic conditions, industry and peer bank loan quality indications, and other pertinent factors and information. Because we are a relatively young organization, our allowance estimation may be less reflective of our historical loss experience than a more mature organization. If our assumptions are inaccurate, our current allowance may not be sufficient to cover potential loan losses, and additional provisions may be necessary which would decrease our earnings.

In addition, federal and state regulators periodically review our loan portfolio and may require us to increase our allowance for loan losses or recognize loan charge-offs. Their conclusions about the quality of our loan portfolio may be different than ours. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Fluctuations in interest rates could reduce our profitability.

The absolute level of interest rates as well as changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense. Interest rate fluctuations are caused by many factors which, for the most part, are not under our direct control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits.

As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected.

Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

National or state legislation or regulation may increase our expenses and reduce earnings.

Changes in tax law, federal legislation and regulation, such as bankruptcy laws, deposit insurance, and capital requirements, among others, can result in significant increases in our expenses and/or chargeoffs, which may adversely affect our earnings. Changes in state or federal tax laws or regulations can have a similar impact. The Tennessee Commissioner of Revenue has proposed changes in taxation of certain bank subsidiaries that would increase our state taxes materially, and the likelihood of such changes being adopted is currently uncertain.

Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

We have assembled a senior management team which has a substantial background and experience in banking and financial services in the Nashville market. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

Competition with other banking institutions could adversely affect our profitability.

A number of banking institutions in the Nashville market have higher lending limits, more banking offices, and a larger market share of loans or deposits than we do. In addition, our asset management division competes with numerous brokerage firms and mutual fund companies which are also much larger. In some respects, this may place these competitors in a competitive advantage, although many of our customers have selected us because of service quality concerns at the larger enterprises. This competition may limit or reduce our profitability, reduce our growth and adversely affect our results of operations and financial condition.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our capital at desired or regulatory-required levels, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. We may sell these shares at prices below the current market price of shares, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions.

Even though our common stock is currently traded on the NASDAQ Stock Market’s Global Select Market, it has less liquidity than many other stocks quoted on a national securities exchange.

The trading volume in our common stock on the NASDAQ Global Select Market has been relatively low when compared with larger companies listed on the NASDAQ Global Select Market or other stock exchanges. Although we have experienced increased liquidity in our stock, we cannot say with any certainty that a more active and liquid trading market for our common stock will continue to develop. Because of this, it may be more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock has fluctuated significantly, and may fluctuate in the future. These fluctuations may be unrelated to our performance. General market or industry price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

If a change in control or change in management is delayed or prevented, the market price of our common stock could be negatively affected.

Provisions in our corporate documents, as well as certain federal and state regulations, and agreements with members of our senior management may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our charter also will make it more difficult for an outside shareholder to remove our current board of directors or management.

Holders of Pinnacle Financial’s bank indebtedness and junior subordinated debentures and other subordinated debt have rights that are senior to those of our common shareholders.

We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. We also have entered into a $25.0 million revolving line of credit and a $15.0 million subordinated loan agreement with a regional bank. At June 30, 2008, we had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $82.5 million and borrowings of $18.0 million under our revolving line of credit. Payments of the principal and interest on the trust preferred securities of these trusts are conditionally guaranteed by Pinnacle Financial. Further, the accompanying junior subordinated debentures we issued to the trusts are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock. The rights of the lender that has extended the line of credit to us and who has loaned us the $15 million of subordinated debt are senior to those of holders of our common stock.

The amount of common stock owned by, and other compensation arrangements with, our officers and directors may make it more difficult to obtain shareholder approval of potential takeovers that they oppose.

As of March 1, 2008, directors and executive officers beneficially owned approximately 7.6% of our common stock. Employment agreements with our senior management also provide for significant payments under certain circumstances following a change in control. These compensation arrangements, together with the common stock, option and warrant ownership of our board and management, could make it difficult or expensive to obtain majority support for shareholder proposals or potential acquisition proposals of us that our directors and officers oppose.

Our business is dependent on technology, and an inability to invest in technological improvements may adversely affect our results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. We have made significant investments in data processing, management information systems and internet banking accessibility. Our future success will depend in part upon our ability to create additional efficiencies in our operations through the use of technology, particularly in light of our past and projected growth strategy. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot make assurances that our technological improvements will increase our operational efficiency or that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Our internal control over financial reporting may have weaknesses or inadequacies that may be material.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting and our auditor to attest to such evaluation on an annual basis. Ongoing compliance with these requirements is expected to be expensive and time-consuming and may negatively impact our results of operations. Management concluded that our internal control over financial reporting was effective at December 31, 2007. While our management did not identify any material weaknesses in our internal control over financial reporting at December 31, 2007, we cannot make any assurances that material weaknesses in our internal control over financial reporting will not be identified in the future. If any material weaknesses are identified in the future, we may be required to make material changes in our internal control over financial reporting which could negatively impact our results of operations. In addition, if we cannot conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm is not able to attest that our internal control over financial reporting is effective, we may be subject to regulatory scrutiny or a loss of public confidence, and the value of our common stock might decrease.

We are subject to various statutes and regulations that may limit our ability to take certain actions.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral statements, including statements contained in this report which may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words “expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, “should”, “estimate”, and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Pinnacle Financial’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors. Such factors include, without limitation those described above under “Risk Factors,”; those described in any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that we file after the date hereof; and (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) increased competition with other financial institutions, (iii) lack of sustained growth in the economy in the Nashville and Knoxville, Tennessee areas, (iv) rapid fluctuations or unanticipated changes in interest rates, (v) the inability of our bank subsidiary, Pinnacle National Bank, to satisfy regulatory requirements for its expansion plans, and (vi) changes in state or federal legislation or regulations applicable to financial service providers, including banks. Many of such factors are beyond the our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle Financial does not intend to update or reissue any forward-looking statements contained in this report as a result of new information or other circumstances that may become known to Pinnacle Financial.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

The shares of common stock covered by this prospectus include 1,000,000 shares of Pinnacle Financial common stock, par value $1.00 per share, that we issued to certain selling shareholders in a private placement completed on July 22, 2008.

The table below sets forth, to our knowledge, information about the selling shareholders as of July 22, 2008, 2008. As of July 22, 2008, there were 23,589,542 shares of our common stock outstanding.

We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. For purposes of this table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we refer to in this prospectus as the Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Each of the selling shareholders has represented to us that it purchased the securities to be resold pursuant to this prospectus in the ordinary course of business and that, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities covered by this prospectus.

	Shares of Common Stock		Number of	Shares of Common Stock to
	Beneficially Owned		Shares of	be Beneficially Owned
	Prior to Offering		Common Stock	after the Offering
Name of Selling Shareholder	Number	Percentage	Being Offered	Number	Percentage

T. Rowe Price Small-Cap Stock Fund, Inc.(1)	1,323,400	5.6%	310,200	1,013,200	4.3%
T. Rowe Price Institutional Small-Cap Stock Fund(1)	94,800	*	20,300	74,500	*
T. Rowe Price New Horizons Fund, Inc.(1)	600,000	2.5%	600,000	—	—
T. Rowe Price New Horizons Trust(1)	16,800	*	16,800	—	—
T. Rowe Price U.S. Equities Trust(1)	1,700	*	900	800	*
City of New York Deferred Compensation Plan — NYC 457\401K Small Cap Account(1)	16,800	*	16,800	—	—
T. Rowe Price Financial Services Fund, Inc.(1)	35,000	*	35,000	—	—

(1)	T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed in this table as well as shares owned by certain other individuals and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact the beneficial owner of such securities. T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes those persons and entities listed on page 10 of this prospectus and certain permitted transferees to whom such persons and entities may transfer the shares, including (i) transferees who are investment advisory clients, affiliates, subsidiaries or parent companies, family members or family trust for the benefit of such persons or entities, (ii) transferees who share a common discretionary investment advisor with such persons or entities, or (iii) transferees who are partners or members of such persons or entities, as the case may be, who agree to act through a single representative. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NASDAQ Global Select Market;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers in privately negotiated transactions;

•	in options transactions; and

•	any other legal method.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

If the selling shareholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom the may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling shareholders and broker-dealers who execute sales for selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states may restrict the selling shareholders from selling their shares unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling shareholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all shares covered by this prospectus have been sold or shall have otherwise ceased to be covered by this prospectus and (ii) the date on which all remaining shares covered by this prospectus may be sold pursuant to Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 (or any successor thereto) under the Securities Act, after taking into account any holders’ possible status as an “affiliate” of ours as determined by our counsel pursuant to a written opinion letter addressed to our transfer agent to such effect (provided at least 12 months have lapsed since shares covered by this prospectus were acquired from us as calculated in accordance with Rule 144).

Once sold under the shelf registration statement for which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock, including the shares offered by this prospectus, is traded on the NASDAQ Global Select Market under the symbol “PNFP.”

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference from Pinnacle Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 and Pinnacle Financial’s internal control over financial reporting as of December 31, 2007 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports. Such reports are incorporated herein by reference in reliance upon such reports given authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock being offered by the selling shareholders in this offering will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) for the common stock being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the Commission. Our current Commission filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the Commission located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The Commission also maintains a website that contains reports, proxy statements, registration statements and other information. The Commission website address is www.sec.gov. You may call the Commission at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the Commission that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the Commission that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	Our Current Reports on Form 8-K dated January 18, 2008, January 25, 2008, January 25, 2008, February 5, 2008, March 5, 2008, April 15, 2008, July 16, 2008, July 18, 2008 and August 5, 2008.

•	The description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A filed with the Commission and dated August 3, 2000, including all amendments and reports filed for purposes of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Pinnacle Financial Partners, Inc.
The Commerce Center
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
Attention: Investor Relations
Telephone: (615) 744-3700

1,000,000 SHARES

PINNACLE FINANCIAL PARTNERS, INC.

COMMON STOCK

The date of this prospectus is August   , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Pinnacle Financial (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Fee	$973
*Legal Fees and Expenses	$10,000
*Accounting Fees and Expenses	$5,000
*Miscellaneous	$2,500

*Total	$18,473

*	Estimated.

Item 15.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act, or TBCA, provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Our charter provides that we will indemnify our directors and officers to the maximum extent permitted by the TBCA. Our bylaws provide that our directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that we will advance to our directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that we will indemnify our directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to our best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Our charter and bylaws also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders and the limitations provided in our charter as discussed in the subsequent paragraph.

Our charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to us or our shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

Our charter does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify against such liability.

Item 16.	Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Charter of Pinnacle Financial Partners, Inc.(1)
4.2	Bylaws of Pinnacle Financial Partners, Inc.(2)
4.3	Registration Rights Agreement by and among Pinnacle Financial Partners, Inc. and the persons listed on the signature page thereto(3)
4.4	Specimen of Common Stock Certificate(4)
5.1	Opinion of Bass, Berry & Sims PLC*
23.1	Consent of KPMG LLP
23.2	Consent of Bass, Berry & Sims PLC, included in Exhibit 5.1 filed herewith.*
24.1	Power of Attorney*

*	Filed previously.

(1)	Registrant hereby incorporates by reference to Registrant’s Form 10-Q for the quarter ended March 31, 2005.

(2)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on September 21, 2007.

(3)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on July 18, 2008.

(4)	Registrant hereby incorporates be reference to Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018)

Item 17.	Undertakings.

Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Item 512(b) of Regulation S-K.  That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on August 18, 2008.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert A. McCabe, Jr.	Chairman and Director	August 18, 2008

/s/ M. Terry Turner M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2008

/s/ Harold R. Carpenter Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2008

* Sue G. Atkinson	Director	August 18, 2008

H. Gordon Bone	Director	August , 2008

Gregory L. Burns	Director	August , 2008

* James C. Cope	Director	August 8, 2008

Colleen Conway-Welch	Director	August , 2008

* Clay T. Jackson	Director	August 18, 2008

* William Huddleston	Director	August 18, 2008

Signature	Title	Date

* Ed C. Loughry, Jr.	Director	August 18, 2008

* David Major	Director	August 18, 2008

* Hal N. Pennington	Director	August 18, 2008

* Dale W. Polley	Director	August 18, 2008

* Wayne J. Riley	Director	August 18, 2008

* Gary Scott	Director	August 18, 2008

James L. Shaub, II	Director	August , 2008

Reese L. Smith, III	Director	August , 2008

* /s/ Harold R. Carpenter Harold R. CarpenterAttorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Charter of Pinnacle Financial Partners, Inc.(1)
4.2	Bylaws of Pinnacle Financial Partners, Inc.(2)
4.3	Registration Rights Agreement by and among Pinnacle Financial Partners, Inc. and the persons listed on the signature page thereto(3)
4.4	Specimen of Common Stock Certificate(4)
5.1	Opinion of Bass, Berry & Sims PLC*
23.1	Consent of KPMG LLP
23.2	Consent of Bass, Berry & Sims PLC, included in Exhibit 5.1 filed herewith.*
24.1	Power of Attorney*

*	Filed previously.

(1)	Registrant hereby incorporates by reference to Registrant’s Form 10-Q for the quarter ended March 31, 2005.

(2)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on September 21, 2007.

(3)	Registrant hereby incorporates by reference to Registrant’s Current Report on Form 8-K filed on July 18, 2008.

(4)	Registrant hereby incorporates be reference to Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018)